Exhibit 99.1

Collectors Universe Reports Financial Results for

Second Quarter Ended December 31, 2005

NEWPORT BEACH, CA, February 9, 2006 — Collectors Universe, Inc. (Nasdaq: CLCT - News), a leading provider of value-added authentication and grading services to dealers and buyers and sellers of high-value collectibles and diamonds, today announced financial results for the second fiscal quarter ended December 31, 2005.

Overview. Net income for this year’s second quarter was $735,000, or $0.08 per diluted share, compared to $921,000, or $0.14 per diluted share, for the same quarter last year. Income from continuing operations for the second quarter this year was $554,000 or $0.06 per diluted share compared with $928,000, or $0.14 per diluted share, for the second quarter of last year while income from discontinued operations was $181,000, or $0.02 per diluted share, for the second quarter this year compared to a loss of $7,000 for the second quarter of prior year. Per share data for the quarter ended December 31, 2005 was computed on the basis of a weighted average of 8.8 million shares outstanding as compared to 6.7 million shares for the quarter ended December 31, 2004.

For the six months ended December 31, 2005, net income was $1.7 million, or $0.19 per diluted share, compared to $2.2 million, or $0.33 per diluted share, for the corresponding period of last year. Income from continuing operations was $1.5 million, or $0.17 per diluted share, compared to $2.2 million, or $0.34 per diluted share, for the same six months last year, while income from discontinued operations totaled $169,000, or $0.02 per diluted share, as compared to a loss from discontinued operations of $76,000, or $0.01 per diluted share, for the same six months of the prior year. Per share data for the six months ended December 31, 2005 was computed on the basis of a weighted average of 8.8 million shares outstanding as compared to 6.6 million shares for the same six months of the prior year.

The increases in the weighted number of shares outstanding in the three and six month periods ended December 31, 2005 compared to the prior year were primarily attributable to our completion of a public offering of approximately 2.2 million shares in the third quarter of fiscal 2005.

The declines in income from continuing operations, in both the three and six months ended December 31, 2005 were attributable to a number of factors, including lower net revenues in the second quarter; a decline in coin grading revenues in both the quarter and six months ended December 31, 2005, which contributed to declines in the Company’s gross margin in both of those periods; and increases in selling, general and marketing expenses, which were attributable in large measure to the commencement of the Company’s new grading businesses, including a diamond grading business and a diamond service business. Also contributing to the declines in gross margin and the increases in selling, general and administrative expenses was stock based compensation of $133,000 and $265,000 in the three and six month periods ended December 31, 2005, respectively, recognized in accordance with SFAS No. 123R and SEC Staff Accounting Bulletin No. 107 which, in the Company’s case, became effective as of July 1, 2005. Stock based compensation expense was not required to be recognized in the three and six month periods ended December 31, 2004.

Fiscal Second-Quarter and Six Months Results from Continuing Operations

Net Revenues. Net revenues declined by $535,000, or 7%, to $7.4 million in the second quarter of the current fiscal year, from $8.0 million in the same period of last year. That decline was primarily due to a $942,000, or 17%, decrease in coin grading revenues, which was offset somewhat by the increase in revenue from Other Collectibles of $419,000, or 82%. The increase in Other Collectibles revenues was primarily attributable to increases of $320,000 of revenues from new businesses and increased revenues from our autograph grading business. The decrease in coin grading revenues was the result of (i) a 15% decline in coins graded that was primarily attributable to a decline in modern coin submissions from one of our larger customers that accounted for approximately 5% of our net revenues in this year’s

Collectors Universe

second quarter, down from approximately 11% in the same quarter last year, due to a serious illness sustained by its owner (ii) a decrease in the average of the selling prices of our modern coin grading services and (iii) a return to the seasonal level of activity in the coin market consistent with historical trends.

Net revenues in the six months ended December 31, 2005 increased by $96,000, or about 1%, as compared the same six months of 2004, primarily as a result of an overall increase of 5% in the number of collectibles graded and authenticated this year as compared to last year. Although coin grading revenues declined by $798,000, or 7%, primarily as a result of a $1 million decline in revenues from the large customer referred to above, whose owner suffered a serious illness; such decline was offset by increased revenues of $847,000, or 80%, in Other Collectibles revenues. Of the $847,000 increase in other revenues, $510,000 was attributable to revenues earned by the Company’s new businesses.

Gross Profit. During the three and six month periods ended December 31, 2005, our gross profit margin dropped to 58% and 60%, respectively, from 62% and 64%, respectively, in the corresponding periods of the prior year. The decline in gross profit margin in this year’s second quarter was primarily due to (i) net, increased compensation associated with currently employed experts and the recognition of share-based compensation expense of the quarter and six months equal to $180,000 (or 2% of revenues) and $394,000 (or 2% of revenues), respectively, (ii) a decrease in compensation of $194,000 for both the three month and six month periods ended December 31, 2005, due to the departure of a coin expert (iii) the decline in net revenue, which meant that fixed portion of our direct costs had to be spread over a lower revenue base, and (iv) a change in the mix of revenues to a lower proportion of coin grading revenues on which we realize higher margins than on the other revenues that we generate.

Selling and Marketing Expenses. Selling and marketing expenses increased by $170,000 and $303,000, respectively, in the three and six months ended December 31, 2005, compared to the same respective periods of the prior year, primarily due to the incurrence of marketing costs of $91,000 and $131,000, in the three and six months ended December 31, 2005, respectively, in connection with the introduction of our new businesses and (ii) increases in trade show and other marketing and selling expenses.

General and Administrative Expenses. General and administrative expenses increased by $734,000, or 32%, and by $1,667,000, or 36%, in the three and six months ended December 31, 2005, respectively, compared to the same periods of the prior year. Those increases were primarily attributable to: (i) expenses of approximately $341,000 and $774,000, respectively, incurred in the three and six months ended December 31, 2005 in connection with the Company’s new businesses including primarily non-recurring costs associated with the upgrading and expansion of the Company’s internal computing systems to support those new businesses; (ii) increases of $228,000 and $375,000, respectively, in legal fees and related costs incurred primarily in connection with the previously reported and now concluded Miller case which went to trial in the quarter ended December 31, 2005, although an appeal may be heard within approximately two years and (iii) the recognition of $76,000 and $151,000, respectively, of stock-based compensation due to the adoption of SFAS No. 123(R), effective July 1, 2005. Also contributing to the increase in general and administrative expenses in the six months ended December 31, 2005 were professional fees and related expenses of $310,000 incurred in the first quarter of the current fiscal year in connection with the Company’s SOX 404 internal control audit and the annual financial statement audit for fiscal 2005.

Settlement of Lawsuit. As previously reported, during the quarter ended December 31, 2004, the Company paid $500,000 (net of a $100,000 insurance reimbursement) to settle the Real Legends lawsuit.

Interest Income. Interest income, net increased to $608,000 and $1.1 million, respectively, in the three and six months ended December 31, 2005, from $110,000 and $174,000, respectively, for the three and six months ended December 31, 2004, as a result of the Company’s investment of cash and cash equivalent balances that were comprised primarily of the proceeds from the public stock offering that the Company completed in the third quarter of fiscal 2005 and the proceeds from sales of the discontinued businesses and disposition of certain of their assets, principally accounts receivable and inventories.

Income Taxes. The Company’s effective tax rate increased to 45% and 43%, respectively, in the three and six months ended December 31, 2005 from 40% in each of the same respective periods of the prior year, as a result of permanent differences between the Company’s income for financial reporting purposes and tax purposes due primarily to the non-deductibility of stock based compensation costs recognized during the three and six month periods ended December 31, 2005.

Collectors Universe

Financial Condition

At December 31, 2005, cash, cash equivalents and short-term investments totaled approximately $55.8 million, as compared to $65.4 million as of June 30, 2005. This reduction was attributable to the use of approximately $14.0 million of cash to fund acquisitions during the first six months of fiscal 2006. The Company has no debt and continues to be able to fund operations with internally generated cash flow.

Acquisitions Consummated in this Year’s Second Quarter

As previously reported, on November 8, 2005, the Company acquired Gem Certification & Appraisal Lab (“GCAL”), a forensic gemological certification and grading laboratory, and two smaller related businesses, for an aggregate purchase price of $3 million plus the assumption of certain transaction-related costs of $50,000.

On December 22, 2005, the Company acquired the business and substantially all of the assets of Gemprint Corporation (“Gemprint”), which consist primarily of a patented technology for non-invasive diamond identification which Gemprint uses to digitally capture the unique refractive light pattern (or “gemprint”) of each diamond that is processed with that technology. The Company paid a purchase price of $7.5 million in cash and agreed to pay contingent consideration of $1 for each diamond that the Company registers using the Gemprint process in excess of 100,000 registrations in any year during the five years following the completion of that acquisition.

GCAL plans to incorporate the Gemprint process into its diamond grading process, so that each GCAL graded diamond will also carry a Gemprint image stored in GCAL’s registered database; thereby enabling GCAL to provide an additional measure of protection against misrepresentations of diamond quality that can occur by, for example, switching a diamond grading certificate issued for a higher quality diamond to a lower quality diamond.

Fiscal 2006 Outlook

Chief Executive Officer Michael Haynes commented, “As we recover from the loss of business from one of our top customers, we are comparing our 2006 second fiscal quarter, our most challenging seasonal quarter, with the out-of-the-ordinary results from the 2005 second fiscal quarter. When examined over a multi-year period, the revenues from our second fiscal quarter have been increasing at a satisfactory annual rate. Now that we are expanding into other large markets including the diamond market, we anticipate that customer concentration will not be as significant a consideration. While we undertake this expansion, we also expect that marketing and G&A costs will rise in a sensible fashion as we invest in the continuing operations of these new business enterprises. Since the rise in gold prices normally provides a lift in our coin business on about a 3 to 6 month lag, we anticipate that coin related services will continue to recover over the remainder of the fiscal year. Our other markets, although less significant than coins, have been experiencing satisfactory growth. With respect to new acquisitions and markets, we continue to be interested in a number of opportunities and we shall prudently pursue those prospects for growth.”

Conference Call and Webcast

Management will host a conference call and simultaneous webcast Thursday February 9th, 2006 at 5:00 p.m. Eastern/2:00 p.m. Pacific to discuss second-quarter fiscal 2006 operating performance. The conference call, featuring Chief Executive Officer Michael Haynes and Chief Financial Officer Joe Wallace, will be available live via the Internet. To listen to the live Internet webcast, log on to the Company’s web site at www.collectors.com, under the investor information section. A replay will be available through February 23, 2006, by dialing 303-590-3000 or 800-405-2236 and entering the passcode 11053128#.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value added services to the high-value collectibles and diamond markets. The Company authenticates and grades collectible coins, sports cards, autographs, stamps currency and diamonds. The Company also compiles and publishes authoritative information about United States and world coins, collectible sports cards and sports memorabilia, collectible stamps and diamonds. This information is accessible to collectors and dealers at the Company’s web site, www.collectors.com, and is also published in print.

Collectors Universe

Forward Looking Information

This news release contains statements regarding our expectations about our future financial performance which are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”

Due to a number of risks and uncertainties to which our business is subject, our actual financial performance in the future may differ, possibly significantly, from our expected financial performance as set forth in the forward looking statements contained in this news release. Those risks and uncertainties include, but are not limited to: the possibility of changes in general economic conditions or conditions in the collectibles markets, such as a possible decline in the popularity of some high-value collectibles, which could result in reductions in the volume of authentication and grading submissions and, therefore, the fees we are able to generate; a lack of diversity in our sources of revenues and our dependence on coin authentication and grading for a significant percentage of our total revenues, which makes us more vulnerable to adverse changes in economic and market conditions, including declines in the value of precious metals or recessionary conditions, that could lead to reduced coin and other collectibles submissions, with a resultant reduction in our revenues and in our income; the fact that five of our customers accounted for approximately 27% of our net revenues during fiscal 2005, which means that our operating results could decline if any of those customers were to terminate or significantly reduce the business that they conduct with us; our dependence on certain key executives and collectibles experts, the loss of the services of any of which could adversely affect our ability to obtain authentication and grading submissions and, therefore, could harm our operating results; increased competition from other collectibles services companies that could result in reductions in collectibles submissions to us or could require us to reduce the prices we charge for our services; the risk that we will incur unanticipated liabilities under our authentication and grading warranties that would increase our operating expenses; the risk that new service offerings and business initiatives that we may undertake will not gain market acceptance or will increase our operating expenses or reduce our overall profitability or even cause us to incur losses; the risk that our strategy to expand into new collectibles and other high value asset markets, such as the diamond market, primarily through business acquisitions, will not be successful in enabling us to improve our profitability; and the risks that we will be unable to successfully integrate the businesses that we acquire into our operations, or that those businesses will not gain market acceptance, or that our business expansion may result in a costly diversion of management time and resources and increase our operating expenses and possibly cause us to incur losses. Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2005 which we filed with the Securities and Exchange Commission on September 13, 2005 or in our Quarterly Report on Form 10-Q for the fiscal second quarter ended December 31, 2005.

Due to the above-described risks and uncertainties and those described in that Annual Report, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about future performance based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release.

Financial Tables Follow

Collectors Universe

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

as of December 31, 2005 and June 30, 2005

(in thousands, except per share data)

(unaudited)

	December 31, 2005	June 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$53,694	$65,439
Short-term investments	2,086	—
Accounts receivable, net of allowance for doubtful accounts of $30 (December) and $38 (June)	1,359	1,508
Inventories, net	429	436
Prepaid expenses and other current assets	1,266	1,102
Customer notes receivable	71	1,560
Deferred income taxes	1,541	2,854
Receivables from sale of net assets of discontinued operations	393	63
Current assets of discontinued operations held for sale	209	365

Total current assets	61,048	73,327
Property and equipment, net	1,445	857
Goodwill and other intangibles	14,096	79
Deferred income taxes	679	1,051
Notes receivable from sale of net assets of discontinued operations	365	—
Other assets	110	174
Non-current assets of discontinued operations held for sale	2	46

	$77,745	$75,534

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,054	$753
Accrued liabilities	1,773	1,563
Accrued compensation and benefits	695	1,069
Deferred revenue	1,175	1,001
Current liabilities of discontinued operations held for sale	26	27

Total current liabilities	4,723	4,413
Deferred rent and other long-term liabilities	438	555
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value; 5,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $.001 par value; 45,000 shares authorized; shares issued and outstanding of 8,614 at December 31, 2005 and 8,610 at June 30, 2005	9	9
Additional paid-in capital	78,910	78,594
Accumulated deficit	(5,314)	(7,016)
Treasury stock, at cost (125 shares)	(1,021)	(1,021)

Total stockholders’ equity	72,584	70,566

	$77,745	$75,534

Collectors Universe

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Net revenues	$7,447	$7,982	$16,272	$16,177
Cost of revenues	3,118	2,998	6,490	5,824

Gross profit	4,329	4,984	9,782	10,353
Selling and marketing expenses	918	748	2,008	1,705
General and administrative expenses	3,026	2,292	6,246	4,579
Settlement of lawsuit	—	500	—	500

Total operating expenses	3,944	3,540	8,254	6,784

Operating income	385	1,444	1,528	3,569
Interest income, net	608	110	1,150	174
Other income	8	2	16	2

Income before income taxes	1,001	1,556	2,694	3,745
Provision for income taxes	447	628	1,161	1,506

Income from continuing operations	554	928	1,533	2,239
Income (loss) from operations of discontinued operations, net of gains on sales of discontinued businesses (net of income taxes)	181	(7)	169	(76)

Net income	$735	$921	$1,702	$2,163

Net income (loss) per basic share:
Income from continuing operations	$0.07	$0.15	$0.18	$0.36
Income (loss) from operations of discontinued operations, net of gains on sales of discontinued businesses (net of income taxes)	0.02	—	0.02	(0.01)

Net income	$0.09	$0.15	$0.20	$0.35

Net income (loss) per diluted share:
Income from continuing operations	$0.06	$0.14	$0.17	$0.34
Income (loss) from operations of discontinued operations, net of gains on sales of discontinued businesses (net of income taxes)	0.02	—	0.02	(0.01)

Net income	$0.08	$0.14	$0.19	$0.33

Weighted average shares outstanding:
Basic	8,488	6,242	8,487	6,230
Diluted	8,803	6,695	8,806	6,644
Stock- based compensation is recorded as follows:
Cost of revenues	$56	—	$112	—
Selling and marketing expenses	1	—	2	—
General and administrative expenses	76	—	151	—

	$133	$—	$265	$—

Collectors Universe

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, except share data)

(unaudited)

	Six Months Ended December 31,
	2005	2004
OPERATING ACTIVITIES:
Net income from continuing operations	$1,533	$2,239
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	261	253
Loss on disposal of fixed assets	3	—
Provision for doubtful accounts	32	5
Loss on termination of sublease	83	—
Stock-based compensation	265	—
Deferred income taxes	1,306	1,431
Changes in operating assets and liabilities:
Short-term investments	(2,086)	(4,125)
Accounts receivable	276	(18)
Inventories	7	67
Prepaid expenses and other current assets	(132)	(235)
Refundable income taxes	—	13
Other assets	—	(17)
Accounts payable	(53)	(43)
Accrued liabilities	(143)	829
Accrued compensation and benefits	(543)	(161)
Deferred rent and other long-term benefits	52	49
Deferred revenue	101	133

Net cash provided by operating activities	962	420
INVESTING ACTIVITIES:
Capital expenditures	(558)	(112)
Collections on receivables on sales of discontinued operations	15	1,069
Purchase of businesses, net of cash acquired	(13,962)	—
Advances on notes receivable	(78)	(2,307)
Cash received on sale of discontinued operations	128	—
Collection on notes receivable	1,567	611

Net cash used in investing activities	(12,888)	(739)
FINANCING ACTIVITIES:
Proceeds from exercise of stock options	51	197

Net cash provided by financing activities	51	197
Net cash provided by operating activities of discontinued operations	130	407

Net increase (decrease) in cash and cash equivalents	(11,745)	285
Cash and cash equivalents at beginning of period	65,439	21,454

Cash and cash equivalents at end of period	$53,694	$21,739

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$8	$—
Income taxes paid	$78	$10

Collectors Universe

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(in thousands, except share data)

(unaudited)

	Six Months Ended December 31,
	2005	2004
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION (CONTINUED):
Effective July 14, 2005, the Company acquired CoinFacts.com in a transaction summarized as follows:
Goodwill	$515	—
Cash paid	(515)	—

Effective September 2, 2005, the Company acquired Certified Coin Exchange (CCE) in a transaction summarized as follows:
Fair value of net liabilities assumed	(19)	—
Deferred taxes recognized at acquisition	(379)	—
Intangible assets	947	—
Fair value of CTP, including net assets	600	—
Goodwill	1,201	—

Purchase price, net of cash acquired	(2,350)	—

Effective November 8, 2005, the Company acquired Gem Certification and Appraisal Lab (GCAL) in a transaction summarized as follows:
Fair value of net assets acquired	150	—
Intangible assets	53	—
Goodwill	3,043	—

Purchase price, net of cash acquired	(3,246)	—

Effective December 22, 2005, the Company acquired the business of Gemprint Corporation in a transaction summarized as follows:
Fair value of net assets acquired	85	—
Intangible assets	3,444	—
Goodwill	4,869	—

Purchase price, net of cash acquired	(8,398)	—

SUPPLEMENTAL DISCLOSURE OF NON CASH INVESTING ACTIVITIES:

In connection with the sale of CTP, the Company received note receivable of $458,000. In addition, the Company realized a gain of $293,000 on the disposal of one of its collectible sales businesses which proceeds were received subsequent to December 31, 2005.